Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS RECORD FOURTH QUARTER EARNINGS OF $1.19 PER DILUTED SHARE, EXCLUDING NON-RECURRING ITEMS, UP 34% FROM FOURTH QUARTER 2010
ON 16% SALES GROWTH

FOURTH QUARTER 2011 OPERATING INCOME AT 12.0% OF NET SALES,
EXCLUDING NON-RECURRING ITEMS

2011 FULL YEAR NET SALES AND EARNINGS REACH RECORD LEVELS

Auburn Hills, Michigan, February 14, 2012 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter 2011 U.S. GAAP earnings of $1.00 per diluted share compared with U.S. GAAP earnings of $0.89 per diluted share in fourth quarter 2010. Net sales were up 16% from fourth quarter 2010, while global vehicle production was up approximately 1%.

Fourth Quarter Highlights:

•	Net sales of $1,774 million, up 16% from fourth quarter 2010.

•
U.S. GAAP earnings of $1.00 per diluted share. For comparison with other periods, fourth quarter 2011 earnings were $1.19 per diluted share, excluding non-recurring items, up 34% from fourth quarter 2010.

•	Operating income of $191 million, or 10.8% of net sales. Excluding non-recurring items, operating income was 12.0% of net sales.

Full Year Highlights:

•	Record net sales of $7,115 million, up 26% from 2010.

•	U.S. GAAP earnings of $4.45 per diluted share. For comparison with other periods, 2011 earnings were $4.45 per diluted share, excluding net non-recurring items, up 47% from 2010 comparable results.

•	Operating income was $798 million, or 11.2% of net sales. Excluding non-recurring items, operating income was 11.1% of net sales.

Comment and Outlook: “The fourth quarter was a strong finish to an exceptional year for our company,” said Timothy Manganello, Chairman and CEO of BorgWarner. “Our sales were up 16% in the fourth quarter of 2011 compared with fourth quarter 2010. Excluding the impact of currency and sales related to the acquisition of the Traction Systems division of Haldex, which closed in first quarter 2011, our sales were up 12%. Global vehicle production was up 1% during the same period. New business growth drove our fourth quarter results as it did throughout the year. Adoption rates of our leading-edge powertrain technology continued to outpace vehicle production in every major region of the world. The continued focus on execution at our operations resulted in a very strong operating income margin of 12.0% in the fourth quarter, excluding non-recurring items. This is sharply higher than the 10.3% operating income margin posted in the fourth quarter of 2010.”

“For the full year, our sales, earnings and operating income margin set all-time records. In 2012, we expect 10% to 12% sales growth compared with 2011, earnings of $5.35 to $5.65 per diluted share and an operating income margin of 11.5% or better. This should continue our record financial pace,” said Manganello.

Financial Results: Net sales were $1,774 million in fourth quarter 2011, up 16% from $1,533 million in fourth quarter 2010. Net earnings in the quarter were $122 million, or $1.00 per diluted share, compared with $112 million, or $0.89 per diluted share, in fourth quarter 2010. Fourth quarter 2011 net earnings included non-recurring items of $(0.19) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. Excluding these non-recurring items, fourth quarter 2011 earnings per diluted share were up 34% compared with fourth quarter 2010. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $6 million in fourth quarter 2011 compared with fourth quarter 2010.The impact of foreign currencies on net earnings in fourth quarter 2011 compared with fourth quarter 2010 was negligible.

Full year 2011 net sales were $7,115 million, up 26% compared with $5,653 million in 2010. Full year 2011 net earnings were $550 million, or $4.45 per diluted share, compared with $377 million, or $3.07 per diluted share, in 2010. Full year 2011 net earnings included non-recurring items which, when netted, had no impact on reported earnings per diluted share. Full year 2010 net earnings included net non-recurring items of $0.05 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. Excluding these net non-recurring items, full year 2011 earnings per diluted share were up 47% compared with 2010.The impact of foreign currencies, primarily the Euro, increased net sales by approximately $237 million, and increased net earnings by approximately $0.19 per diluted share, in 2011 compared with 2010.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Fourth Quarter		Full Year
	2011	2010	2011	2010

Non – U.S. GAAP	$1.19	$0.89	$4.45	$3.02

Reconciliations:
Patent infringement settlement, net of legal costs incurred			0.14
Tax adjustments			0.05
Environmental litigation settlement				(0.14)
BERU-Eichenauer equity investment gain				0.04
Medicare Part D tax law change				(0.02)
Reversal of foreign tax credit valuation allowance				0.17
Loss on disposal activities	(0.19)		(0.19)

U.S. GAAP	$1.00	$0.89	$4.45	$3.07

* Column does not add due to rounding

Net cash provided by operating activities was $708 million in 2011 compared with $539 million in 2010. Investments in capital expenditures, including tooling outlays, totaled $394 million in 2011, compared with $277 million in 2010. Balance sheet debt increased by $149 million and cash decreased by $90 million compared with the end of 2010, primarily due to the acquisition of the Traction Systems division of Haldex and share repurchases. The ratio of balance sheet debt (net of cash) to capital was 28.3% at the end of 2011 compared with 24.0% at the end of 2010.

Engine Group Results: Engine segment net sales were $1,245 million in fourth quarter 2011, up 11% from $1,118 million in the prior year’s quarter as a result of strong turbocharger, engine timing system and fan and fan drive sales around the world. Excluding the impact of currency, net sales were up approximately 12%. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $203 million in fourth quarter 2011, up 25% from $162 million in fourth quarter 2010.

Drivetrain Group Results: Drivetrain segment net sales were $534 million in fourth quarter 2011, up 27% from $420 million in the prior year’s quarter as a result of strong traditional transmission component sales in Korea, higher dual clutch transmission module sales in Europe, and the acquisition of the Traction Systems division of Haldex. Excluding the impact of currency and the Traction Systems acquisition, net sales were up approximately 14%. Adjusted EBIT was $47 million in fourth quarter 2011, up 47% from $32 million in fourth quarter 2010.

Recent Highlights:

•	In November, the company reported an expected backlog of $2.5 billion of net new business for the period 2012 through 2014, a 9% increase over the previous three-year backlog of net new business.

•	BorgWarner has elected to settle all conversions of its 3.50% Convertible Senior Notes due 2012 by delivering solely shares of the company's common stock to converting Noteholders.

If all of the outstanding Notes were converted at the initial conversion rate, the company would deliver approximately 11.4 million shares of common stock, all of which have been obtained through share repurchases and are held in Treasury.

•
BorgWarner BERU Systems' new double platinum spark plugs feature an innovative high-voltage connection specifically designed for the next generation of compact plug top ignition coils used in Audi's 1.8- and 2.0-liter TFSI engines. Audi's new four-cylinder engines will power the recently launched Audi A4 and A4 Avant series, and will replace current engines in the Audi A5, A5 Sportback and A5 Cabrio. The engine is expected to power more vehicle models for the VW group in the future.

•
BorgWarner's award-winning regulated two-stage (R2S®) turbocharging technology boosts performance while helping improve fuel efficiency and lower emissions for the first four-cylinder engine in the history of the Mercedes S-Class. The 2.2-liter diesel S 250 CDI Blue Efficiency is the first car in the luxury segment to consume less than 6 liters of fuel per 100 kilometers.

•
BorgWarner's Engine Group supplies systems and components for five engines named in Ward's "10 Best Engines 2012," including turbochargers, engine timing systems and variable cam timing systems with Cam Torque Actuated technology.

•
BorgWarner supplies its B-series turbochargers for the new Mercedes-Benz 12.8-liter six-cylinder in-line Blue Efficiency Power engine, the first in its class to meet upcoming Euro VI emissions standards.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

# # #

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 60 locations in 19 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$1,773.7	$1,533.4	$7,114.7	$5,652.8
Cost of sales	1,414.0	1,227.3	5,704.3	4,559.5
Gross profit	359.7	306.1	1,410.4	1,093.3

Selling, general and administrative expenses	146.8	148.3	621.0	566.6
Other (income) expense	21.8	0.4	(8.1)	22.4
Operating income	191.1	157.4	797.5	504.3

Equity in affiliates’ earnings, net of tax	(10.2)	(9.8)	(38.2)	(39.6)
Interest income	(1.3)	(1.0)	(4.8)	(2.8)
Interest expense and finance charges	17.2	22.0	74.6	68.8
Earnings before income taxes and noncontrolling interest	185.4	146.2	765.9	477.9

Provision for income taxes	58.2	30.6	195.3	81.7
Net earnings	127.2	115.6	570.6	396.2

Net earnings attributable to the noncontrolling interest, net of tax	5.2	3.9	20.5	18.8
Net earnings attributable to BorgWarner Inc.	$122.0	$111.7	$550.1	$377.4

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$122.0	$111.7	$550.1	$377.4
Adjustment for net interest expense on convertible notes	5.5	5.2	21.5	20.4
Diluted net earnings attributable to BorgWarner Inc.	$127.5	$116.9	$571.6	$397.8

Earnings per share — diluted	$1.00	$0.89	$4.45	$3.07

Weighted average shares outstanding — diluted	127.6	130.7	128.5	129.6

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Capital expenditures, including tooling outlays	$119.6	$88.8	$393.7	$276.6

Depreciation and amortization:
Fixed assets and tooling	$65.2	$53.3	$252.2	$224.5
Intangible assets and other	7.7	7.4	30.8	28.4
	$72.9	$60.7	$283.0	$252.9

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Engine	$1,245.1	$1,118.4	$5,050.6	$4,060.8
Drivetrain	533.7	419.8	2,084.5	1,611.4
Inter-segment eliminations	(5.1)	(4.8)	(20.4)	(19.4)
Net sales	$1,773.7	$1,533.4	$7,114.7	$5,652.8

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Engine	$202.8	$162.0	$774.3	$537.9
Drivetrain	46.8	31.9	161.2	137.0
Adjusted EBIT	249.6	193.9	935.5	674.9
Patent infringement settlement gain, net of legal costs incurred	—	—	(29.1)	—
Loss from disposal activities	21.5	—	21.5	—
Environmental litigation settlement	—	—	—	28.0
BERU-Eichenauer equity investment gain	—	—	—	(8.0)
Corporate, including equity in affiliates' earnings and stock-based compensation	26.8	26.7	107.4	111.0
Interest income	(1.3)	(1.0)	(4.8)	(2.8)
Interest expense and finance charges	17.2	22.0	74.6	68.8
Earnings before income taxes and noncontrolling interest	185.4	146.2	765.9	477.9
Provision for income taxes	58.2	30.6	195.3	81.7
Net earnings	127.2	115.6	570.6	396.2
Net earnings attributable to the noncontrolling interest, net of tax	5.2	3.9	20.5	18.8
Net earnings attributable to BorgWarner Inc.	$122.0	$111.7	$550.1	$377.4

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2011	December 31, 2010
Assets

Cash	$359.6	$449.9
Receivables, net	1,183.0	1,023.9
Inventories, net	454.3	430.6
Other current assets	140.9	155.5
Total current assets	2,137.8	2,059.9

Property, plant and equipment, net	1,664.3	1,542.6
Other non-current assets	2,156.5	1,952.5
Total assets	$5,958.6	$5,555.0

Liabilities and Equity

Notes payable and other short-term debt	$196.3	$122.4
Current portion of long-term debt	381.5	6.1
Accounts payable and accrued expenses	1,297.8	1,224.1
Income taxes payable	29.8	39.7
Total current liabilities	1,905.4	1,392.3

Long-term debt	751.3	1,051.9
Other non-current liabilities	848.9	801.0

Total BorgWarner Inc. stockholders’ equity	2,387.9	2,258.6
Noncontrolling interest	65.1	51.2
Total equity	2,453.0	2,309.8

Total liabilities and equity	$5,958.6	$5,555.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended December 31,
	2011	2010
Operating
Net earnings	$570.6	$396.2
Non-cash charges (credits) to operations:
Depreciation and amortization	283.0	252.9
Environmental litigation settlement, net of cash paid	—	14.0
Loss from disposal activities	21.5	—
Bond amortization	20.3	18.3
Deferred income tax benefit	(1.1)	(52.2)
BERU - Eichenauer equity investment gain	—	(8.0)
Other non-cash items	14.0	24.5
Net earnings adjusted for non-cash charges to operations	908.3	645.7
Changes in assets and liabilities	(200.1)	(106.8)
Net cash provided by operating activities	708.2	538.9

Investing
Capital expenditures, including tooling outlays	(393.7)	(276.6)
Net proceeds from asset disposals	7.9	6.8
Payments for businesses acquired, net of cash acquired	(203.7)	(164.7)
Net proceeds from sale of business	25.0	5.0
Net cash used in investing activities	(564.5)	(429.5)

Financing
Net increase (decrease) in notes payable	67.6	(29.8)
Additions to long-term debt, net of debt issuance costs	364.6	372.2
Repayments of long-term debt, including current portion	(309.1)	(116.1)
Proceeds from accounts receivable securitization facility	—	30.0
Payments for purchases of treasury stock	(357.6)	(325.7)
Proceeds from stock options exercised, net of tax	53.0	67.1
Taxes paid on restricted stock award vestings	(14.4)	—
Purchase of noncontrolling interest	(29.4)	—
Capital contribution from noncontrolling interest	19.5	—
Dividends paid to noncontrolling stockholders	(13.9)	(10.9)
Net cash used in financing activities	(219.7)	(13.2)

Effect of exchange rate changes on cash	(14.3)	(3.7)

Net (decrease) increase in cash	(90.3)	92.5

Cash at beginning of year	449.9	357.4
Cash at end of year	$359.6	$449.9